Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, 2017 Equity Incentive Plan and 2008 Equity Incentive Plan of Medallia, Inc. of our report dated April 5, 2019, with respect to the consolidated financial statements of Medallia, Inc. for the year ended January 31, 2019 included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-232271) and related Prospectus of Medallia, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 19, 2019